Exhibit 99.1

GULFPORT ENERGY PROVIDES UPDATE ON SHAREHOLDER VALUE INITIATIVES

AND BOARD REFRESHMENT PROCESS

Continues Accretive Debt Repurchases and Suspends Share Repurchase Program;

Completes 13% Headcount Reduction

Two Directors to Step Down from Board at Year-End

Chairman David L. Houston Will Not Seek Re-Election at 2020 Annual Meeting

OKLAHOMA CITY, November 18, 2019 — Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport” or the “Company”), one of the largest producers of natural gas in the contiguous United States, today provided an update on shareholder value initiatives and its ongoing Board refreshment process. The shareholder value initiatives include a continuation of discounted debt repurchases and a suspension of its share repurchase program, as well as a 13% reduction in headcount as part of the Company’s overall cost reduction program.

The Company also announced that two of its Board members, Craig Groeschel and Scott E. Streller, will step down from the Board by year-end. Furthermore, the Chairman of the Board, David L. Houston, has decided not to seek re-election at the Company’s next 2020 annual meeting. The Company has been working with a leading nationally recognized search firm to identify and evaluate new independent director candidates in an effort to ensure that shareholders are represented by fresh, diverse voices with strong expertise and qualifications.

“Gulfport’s Board and management team are committed to taking timely and decisive action to build long-term sustainable value for all shareholders,” said David M. Wood, President and Chief Executive Officer. “To that end, following discussions with our large shareholders and other stakeholders, we decided that accretive repurchases of our unsecured notes at discount represent an attractive allocation of our capital in the current market environment. We have also been taking a hard look at how to be more efficient across all areas of our business and as part of this effort recently reduced our staffing levels.”

Gulfport announced that it has recently repurchased $40.9 million in face value of unsecured senior notes for $29.2 million in cash proceeds. These repurchases are in addition to the $104.4 million in unsecured senior notes repurchased during the third quarter of 2019 for $80.3 million. The Company plans to continue to pursue discounted repurchases of its unsecured senior notes, which allow the Company to reduce its overall debt burden, improve cash flow through reduced interest expense and capture discounts that result in value accretion to shareholders.

In light of current market conditions and a weak near-term gas price outlook, Gulfport has suspended its previously announced share repurchase program. The Company believes this action will enable the Company to maintain a stronger balance sheet, leverage profile and ample liquidity. The share repurchase program may be reactivated in the future depending on the Company’s projected leverage profile, commodity price outlook and market conditions.

In an effort to improve profitability and better align the Company’s cost structure with the current depressed commodity price environment, Gulfport also recently completed a workforce reduction representing approximately 13% of its headcount. The Company continues to look for opportunities to improve its efficiency across the organization going forward.

Commenting on the changes to the Gulfport Board, Mr. Wood stated: “On behalf of the Board, I would like to thank our Chairman, David L. Houston, Craig Groeschel and Scott E. Streller for their many contributions. The Company has benefitted greatly from their stewardship and collegiality, and each has been instrumental in helping the Company build an enviable portfolio of assets, maintain a solid balance sheet, and establish a path towards future value creation. In particular, I’d like to thank David for his dedicated service as Chairman, and I look forward to continuing to work with him in the coming months.”

David L. Houston, Chairman of the Board, stated: “It has been a great privilege to serve Gulfport and its shareholders. I also want to join David Wood in acknowledging Craig and Scott for their service to Gulfport, including their important role in assembling our talented, new management team and helping to lay the foundation for the future.”

About Gulfport

Gulfport Energy is an independent natural gas and oil company focused on the exploration and development of natural gas and oil properties in North America and is one of the largest producers of natural gas in the contiguous United States. Headquartered in Oklahoma City, Gulfport holds significant acreage positions in the Utica Shale of Eastern Ohio and the SCOOP Woodford and SCOOP Springer plays in Oklahoma. In addition, Gulfport holds an approximately 22% equity interest in Mammoth Energy Services, Inc. (NASDAQ: TUSK) and has a position in the Alberta Oil Sands in Canada through its 25% interest in Grizzly Oil Sands ULC. For more information, please visit www.gulfportenergy.com.

Forward Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, repurchases of our outstanding debt or equity, the timing and completion of asset sales, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, market conditions, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, credit or business conditions that might affect the timing and amount of the repurchase program; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; Gulfport’s ability to identify, complete and integrate acquisitions of properties and businesses; Gulfport’s ability to achieve the anticipated benefits of its strategic initiatives, including the potential divestiture of certain water infrastructure assets Gulfport holds across its SCOOP position; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. Gulfport has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Investor Contact:

Jessica Antle – Director, Investor Relations

jantle@gulfportenergy.com

405-252-4550

Media Contact:

Reevemark

Paul Caminiti / Hugh Burns / Nicholas Leasure

212-433-4600